EXHIBIT 10.1

FORM OF RETENTION AGREEMENT

This Agreement is entered into as of February 22, 2005 by and between Lenox, Incorporated, a New Jersey corporation (“Employer”) and                                                                (“Employee”) as follows:

WHEREAS, Employer and Employee have previously entered into a Retention Agreement providing incentive compensation for Employee in order to promote continuity of Employer’s management and retention of Employee as one of Employer’s key executives in the event of a Sale of Employer (as defined herein); and

WHEREAS, Employer and Employee desire to amend and restate the Retention Agreement in its entirety;

NOW, THEREFORE, Employer and Employee hereby agree that the previous Retention Agreement issued in November, 2004 is revoked, and further agree as follows:

1.             Definitions.

(a)           “Cause” means any of the following:

(1)           serious, willful misconduct, dishonesty or disloyalty by Employee, directly related to performance of Employee’s duties for Employer and likely to result in material harm to the operations, financial condition or reputation of Employer;

(2)           Employee is convicted of (or enters into a plea bargain admitting) a felony.

(b)           “Closing Date” means the date the Sale of Employer is consummated.

(c)           “Effective Date” means the date set forth at the beginning of this Agreement.

(d)           “Good Reason” means any of the following occurring on or after the Closing Date:

(1)           there is a material reduction of Employee’s title, job duties or responsibilities;

(2)           Employee’s base annual salary is reduced by 5% or more below the base annual salary as of the Effective Date;

(3)           Employee’s principal place of work is relocated by a distance of 50 miles or more;

(4)           Employee is required to work more than ten days per month outside of Employee’s current principal place of work for a period of six consecutive months.

(e)           “Purchaser” means the person (or persons) or entity (or entities) which becomes the owner of Employer or succeeds Employer as the owner or operator of the business, operations and/or assets of Employer as a result of the Sale of Employer.

(f)            “Sale of Employer” means the sale (whether for cash, stock or otherwise) of at least a majority of the capital stock, business, operations and/or assets of Employer, in a transaction or series of transactions with a Purchaser which is not an affiliate of Employer immediately prior to such transaction or series of transactions.

2.             Retention Bonus.

(a)           Subject to the terms and conditions of this Agreement, Employer will pay a “Retention Bonus” in the amount of $             to Employee if Employee is employed by Employer on the Closing Date and either

(1)           Employee is employed by Employer, the Purchaser or one of their affiliates on the first anniversary of the Closing Date;

(2)           Employer, the Purchaser or their affiliate terminates Employee’s employment, other than for Cause, prior to the first anniversary of the Closing Date (for which purpose a transfer of employment within the group of Employer, Purchaser and other affiliates of Purchaser will not be treated as a termination of employment);

(3)           Employee resigns with Good Reason prior to the first anniversary of the Closing Date; or

(4)           Employee, while employed by Employer, the Purchaser or their affiliate, ceases employment prior to the first anniversary of the Closing Date by reason of being “totally disabled” (meaning Employee is unable to perform the material and substantial duties of Employee’s regular occupation due to sickness or injury that is expected to last one year or more), or by reason of Employee’s death.

(b)           If the Retention Bonus becomes payable, it will be paid in one lump sum cash payment within 30 days after the occurrence of the first applicable event specified in Paragraph 2(a) above.

3.             Severance Benefit.

(a)           If the Retention Bonus becomes payable under the circumstances described in Paragraph 2(a)(2) or 2(a)(3) above, then Employer shall also pay a “Severance Benefit” to Employee in accordance with this Paragraph 3.

(b)           The cash amount of the Severance Benefit will be equal to twelve months of Employee’s base salary calculated on the basis of the higher of (i) Employee’s annualized salary rate as of the Effective Date, or (ii) Employee’s annualized salary rate in effect at the date of termination.  Employer may pay the Severance Benefit in installments in accordance with its normal payroll practices over the specified number of months following termination.

(c)           The Severance Benefit will also include continuation of Employee’s health care coverage(s) in effect at the time of termination (subject to such changes in coverage as are implemented with respect to all participants), at no cost to Employee, for the same number of months specified in (b) above.

(d)           The Severance Benefit will also include up to six months of executive outplacement services with a national provider such as DBM, with the cost not to exceed $20,000.

(e)           For executives provided with a company-leased vehicle for their dedicated use under the Company Automobile Program for key executives, the Severance Benefit shall also include the continuing use of the existing Company Automobile Program vehicle for three months following termination under the program provisions in effect immediately prior to the date of termination.  At the end of that three month period, the executive must either return the vehicle to the Employer or purchase it at the Employer’s then current depreciated value.

4.             Duties, Obligations and Responsibilities of Employee.

Employee shall devote best efforts to faithfully discharge Employee’s duties, obligations and responsibilities on behalf of Employer as those duties, obligations and responsibilities have been performed in the past or as may be subsequently modified in writing by Employer and Employee.  In addition, Employee shall devote best efforts to assist Employer and its current shareholder in finalizing the Sale of Employer to a Purchaser.

5.             Expiration.

Employee understands that Employer and its shareholder are not obligated to enter into a Sale of Employer.  If no Sale of Employer has been consummated on or before September 30, 2005, this Agreement will expire and neither party will have any further obligation under this Agreement.

6.             Non-Exclusivity.

The terms of this Agreement are in addition to, and not in lieu of, the right of Employee to receive any base annual salary, retirement or welfare benefit, perquisite, bonus or other payment provided by Employer to Employee prior to the Sale of Employer, except for such rights as Employee may have specifically waived in writing.  Amounts which are vested benefits or which Employee is otherwise entitled to receive under any benefit plan or program provided by Employer shall be payable in accordance with the terms of such plan or program.

7.             Confidentiality.

Employee acknowledges that similar arrangements are being made only with select key employees and are not being offered to all of the employees of Employer.  Employee will not disclose the existence or terms of this Agreement with other employees, other than Employer’s Chief Executive Officer, Chief Human Resources Officer or Chief Legal Officer.

8.             Miscellaneous Provisions.

(a)           All payments under this Agreement will be subject to all applicable tax and withholding requirements.

(b)           No payment pursuant to this Agreement will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by Employee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void.  Employer shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of Employee or any other person entitled to any payment under this Agreement.

(c)           Nothing contained herein shall confer upon Employee the right to be retained in the service of Employer or any affiliate thereof, nor limit the right of Employer or any affiliate thereof to discharge or otherwise deal with Employee without regard to the existence of this Agreement.

(d)           Employer’s obligations under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of Employer or any affiliate thereof for payment of any amounts hereunder.  Neither Employee nor any other person shall have any interest in any particular assets of Employer or any affiliate thereof by reason of the right to receive amounts under this Agreement and any Employee or any other person shall have only the rights of a general unsecured creditor of Employer or any affiliate thereof with respect to any rights under this Agreement.

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Revised Retention Agreement as of the Effective Date.

LENOX INCORPORATED

By:
Title:

Employee: